Exhibit 99.1

DEAR FELLOW KANDI TECHNOLOGIES SHAREHOLDERS:

            Recently there was an online story about our company, which was followed by significant volatility in our stock.  The author presented the information in such a way that the clear implication was that some of the company’s revenue must have been inaccurately reported.  That is not the case.  Nearly all of the misinformation in the article is the result either of the author’s misunderstanding or inaccurately construing Kandi’s business, and in particular, its sources of revenue.

            We take our fiduciary duty to shareholders and all stakeholders very seriously, and the inaccurate reporting by this website in no way reflects the current business of Kandi Technologies.  In fact, Kandi has a strong U.S. presence in go-karts and specialized EV products, and we are making great strides in our EV business in China as we shift our focus toward this market.  We stand by our business strategy and results.  At the same time, we felt it was important to clarify several questions that were raised.  The following are our responses on the topics raised in the inaccurate article.

1.         Source of Revenue.  As we have described clearly and repeatedly in our public filings, Kandi Technologies Corp. (“Kandi”) is a leading Chinese manufacturer and supplier of off-road vehicles and developer of pure electric vehicles (EV).  As disclosed in our 10-K reports, we sell our vehicles to distributors, Chinese exporters and export agents, but not dealers.  Kandi itself has no direct dealer network and is not involved in the distributors’ retail supply chain.  Kandi is not aware of the dealers to whom the distributors sell our vehicles, and we have no relationship with them.  To the best of our knowledge, these distributors through their dealer networks distribute our vehicles throughout the world.

Geographic Breakdown (from Form 10-K for period ending Dec. 31, 2010)

            The following table shows the breakdown of Kandi’s revenues from its customers by geographic markets based on the location of the distributors during the fiscal years ended December 31, 2010 and 2009:

	The Years Ended of December 31
	2010		2009
	Sales Revenue	Percentage	Sales Revenue	Percentage
North America	$4,474,619	11%	$4,058,400	12%
Europe	497,910	1%	405,067	1%
China	37,907,771	88%	29,364,295	87%
Total	42,880,300	100%	33,827,762	100%

            For the year ended December 31, 2010, sales to North America and sales to Europe increased in terms of volume. However, the percentage of those two markets as a percentage of total sales did not change significantly, which reflects the fact that the Company is expanding in all markets. In the year 2011, we expect continued sales growth in those regions, especially in China.  Our 10-K reflects, for the years ended December 31, 2010 and 2009, about 95% of sales to China are sales to Chinese export agents, who resell the Company’s products to North America, Europe, and other regions.

            As the information above indicates, we sell to Chinese exporters who sell predominantly outside of China.  However, any estimate of the number of vehicles shipped to any particular country is purely an estimate.  Our vehicles, once shipped, become the responsibility of the distributor.  Vehicles may not be returned.  Kandi has been fully paid or has collectible receivables, accurately reflected, for all vehicles reported as sold in its public filings.  Our financial statements accurately report our revenue and our receivables.  We have no knowledge of or relationship with the end retail buyer.  We do not have a complete dealer list.  Solus, referred to in the article, is, for example, a distributor, which buys product from one of our customers.  We understand Solus has its own dealer network.  In short, dealer sales are not known to Kandi and are not reported to Kandi and do not impact Kandi’s revenue.

2.         Financial Statements.  While the online story inaccurately suggests that Kandi’s revenue is incorrectly reported and inflated, the article does point out an error in the description of the revenue build for 2009 as presented in our 10-K for 2010.  This same error had been brought to our attention earlier by investors in the Company, and the Company was in the process of analyzing the discrepancy in order to provide an explanation and correction.  To be clear, the discrepancy is only in the tabular description of the composition of 2009 revenue in our  2010 10-K.  The 2009 10-K is correct.  The 2009 total revenue as reflected in the 2010 10-K is correct.  It is the allocation of 2009 revenue to the 2009 segment revenue as reflected in the 2010 10-K that is incorrect.  The mistake is the result of new accounting employees having applied for a second time a standard correction for invoices issued during the period for product delivered in a prior period to a number to which that same correction had already been applied and having allocated some vehicles to the wrong segment categories.  The total revenue, on the other hand, was prepared by a different employee whose responsibility was overall revenue and conversion of revenue to U.S. GAAP.  The Company has been preparing a complete corrected description of the composition of the revenue and will supply it within the next few days and  amend its 2010 10-K accordingly.  But, let us repeat, the Company stands by its total revenue numbers as presented in its public filings; they are correct.

3.         Other Inaccuracies.  There are several other inaccuracies in the article which we feel bear mentioning.

            The relationship of Wangyuan Hu, who is Xiaoming Hu’s son, has been previously described accurately in previous public filings.  Kandi USA, of which Mr. Wangyuan Hu is the principal shareholder, is a distributor of Kandi products.  Kandi USA has no direct relationship with Kandi Technologies. Kandi USA purchases its vehicles from one of our direct customers, an exporter of Kandi products.  Purchases are at arms-length and there is no other relationship with Kandi Technologies.

            The Italian transaction referenced by the author of the article is accurately described by Kandi in its previous public filings.

            To the best of the Company’s knowledge, we are not the source of any information in the China Economic Review or any information provided by the company’s former investor relations consultant.  The Company has no direct knowledge with respect to sales of its vehicles in Oklahoma or efforts to undertake sales in Oklahoma as these sales were made by dealers, who purchased from an exporter, not directly from Kandi Technologies.  However, the Company did experience a large spike in CoCo sales during this time and we believe, based on information from our exporter, that much of this was due to strong sales in Oklahoma.

            Though the Company differs significantly with the author of the article with respect to the Company’s litigation with Mr. Wang, the important information for shareholders’ understanding is that Mr. Wang was a former salesperson of one of the Company’s customers, and that his company owed significant sums for Kandi products.  Litigation was required for Kandi to get a satisfactory result, and the receivable has now been fully paid.

            The article references fines paid to the EPA by distributors, who are not our direct customers.  The Company’s information is:  that the distributors had understood that the product did qualify for import into the United States, that the distributors corrected the problem, including the payment of fines to the EPA, and that the remaining product was sold, in accordance with the agreement with the EPA, outside the United States.

            The article references in several places 2009 unit volume and 2010 unit volume with the clear implication that the reported sales revenue numbers are not reliable.  Let us assure you that the Company stands by the sales revenue as it has been reported.  There have been points in time at which there was volatility in that sales volume and the Company believes it has fully explained that volatility.  It related in some cases to introduction of new product, in others to general market and economic conditions and in still others to a change in the Company’s focus and orientation.  We want to reiterate that we believe our present business strategy, focusing in particular on electric vehicles and charging stations, is a strong strategy and shows early promise. In fact, Jinhua municipal city of Zhejing Province has started a 3,000-car experimental program, which will use Kandi’s electric vehicles, to promote household use of electric vehicles using the express change battery model, and Kandi anticipates a significant number of Kandi electric cars will be sold. Each car will receive a little over 50% government rebate.  In Jinhua City Kandi electric cars are sold at RMB39,980 each, approximately $6,246 before the rebate. Kandi is also making significant inroads in Hangzhou and other cities of China. In the past year, as reported by the company, it also has begun expansion to Europe.

            We remain as committed and excited by the Company’s prospects as we have said previously, and we want to thank our shareholders and all stakeholders for partnering with Kandi Technologies as we continue to focus on innovation and growth.

Sincerely,

Mr. Xiaoming Hu
Chairman of the Board and Chief Executive Officer
Kandi Technologies, Inc.

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